Exhibit 5.1

ATTORNEYS AT LAW	Broomfield, CO
720 566-4000

Five Palo Alto Square	Reston, VA 703 456-8000
3000 El Camino Real
Palo Alto, CA	San Diego, CA
94306-2155	858 550-6000

Main 650 843-5000	San Francisco, CA
Fax 650 849-7400	415 693-2000

January 27, 2006
Solexa, Inc.
25861 Industrial Blvd.
Hayward, CA 94545

www.cooley.com

JAMES C. KITCH
(650) 843-5027
kitchjc@cooley.com

Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Solexa, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale of 13,500,000 shares of the Company’s common stock, $0.01 par value, (“Common Stock”) including 10,000,000 shares of Common Stock (the “Shares”) and up to 3,500,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants for the purchase of Common Stock (the “Warrants”) issued in connection with those certain Securities Purchase Agreements, dated November 18, 2005, by and between the Company and the purchasers listed on the signature pages thereto (the “Purchase Agreements”).
In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company (the “Board”) on November 16 and November 18, 2005, the resolutions adopted by the Pricing Committee of the Board on November 17 and November 18, 2005, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied upon an officer’s certificate confirming receipt of payment for the Shares upon their original issuance.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable and the Warrant Shares, when issued upon exercise of the Warrants and payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Sincerely,
Cooley Godward LLP

By:	/s/ James C. Kitch

James C. Kitch